Exhibit 24(b)4(a)

Thrivent Financial for Lutherans	FLEXIBLE PREMIUM
A Fraternal Benefit Society • Appleton, Wisconsin 54919-0001	DEFERRED VARIABLE ANNUITY

This certificate of membership and variable annuity is a legal contract between you and Thrivent Financial for Lutherans. We issue this contract based on the Application signed by the applicant(s) and the payment of the Initial Premium shown on page 3. We will pay surrenders, Death Proceeds, and Annuity Income according to the provisions of this contract.

Accumulated Value and Death Proceeds, when based on the investment experience of the Variable Account, may increase or decrease daily and are not guaranteed as to minimum dollar amount.

Right to Cancel. Please read this contract carefully. You may cancel the contract for any reason before midnight of the 10th day after you first receive it. Do this by (1) mailing or delivering notice of cancellation to our Service Center or (2) returning the contract to our Service Center or the representative through whom you bought it. Notice given by mail and return of the contract by mail are effective on being postmarked, properly addressed and postage prepaid. If you cancel the contract, it will be deemed void from the beginning. Within 7 days after we receive notice of cancellation or the returned contract, we will refund the Accumulated Value.

Flexible premium deferred variable annuity.	Service Center:
Annuity Income payable at Annuity Date.	Thrivent Financial for Lutherans
Standard Death Benefit included.	4321 North Ballard Road
Death Proceeds payable at death of Annuitant before	Appleton, WI 54919-0001
Annuity Date.
Return on investments reflected in contract benefits.	Telephone (800) 847-4836
Waiver of Surrender Charge benefit included.	www.thrivent.com
Annual dividends payable if earned.

Signed for the Society
President
Secretary

ANNUITANT: JOHN DOE	AGE: 50 SEX: MALE

ANNUITANT: JANE DOE	AGE: 50 SEX: FEMALE

CONTRACT NUMBER: LC1234567	DATE OF ISSUE: MAY 01, 2017

ICC16 W-WR-FPVA	WR0110IC

Contract Number:           LC1234567

Table of Contents

		Cover Page	1
		Index	2
		Contract Schedule, Contract Data	3
Section	1	Definitions	6
Section	2	General Provisions	7
Section	3	Membership and Ownership	8
Section	4	Premiums	10
Section	5	Accumulated Value	10
Section	6	Surrender	13
Section	7	Death Proceeds	15
Section	8	Annuity Income	16
Section	9	Variable Account and Accumulation Unit Values	16
Section	10	Fixed Account	18
Section	11	Settlement Provisions	18
Section	12	Beneficiary	21
Section	13	Dividends	22
		Riders, Amendments, Endorsements, Application

Index

Section
Accumulated Value	5
Accumulation Unit Value	9
Allocation of Premiums	4
Annual Report	2
Annuitant Exchange	7
Annuity Income	8
Automatic Transfers	5
Asset Rebalancing	5
Dollar Cost Averaging	5
Beneficiary	12
Cash Surrender Value	6
Change of Contract	2
Death Proceeds	7
Delay of Payment	2
Dividends	13
Entire Contract	2
Fixed Account	10
Incontestability	2
Maintenance of Solvency	2

Section
Membership	3
Misstatement of Age or Sex	2
Ownership	3
Premiums	4
Settlement Options	11
Standard Death Benefit	7
Successor Owner	3
Surrender	6
Cash Surrender Value	6
Full Surrender	6
Partial Surrender	6
Surrender Charge	6
Surrender of Annuity Income	11
Termination	2
Transfer and Assignment	3
Transfer of Accumulated Values	5
Variable Account	9
Waiver of Surrender Charge	6

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Thrivent Financial for Lutherans 4321 N. Ballard Road, Appleton, WI 54919-0001

Contract Schedule

BASIC BENEFIT

FLEXIBLE PREMIUM DEFERRED VARIABLE ANNUITY

PLAN TYPE:         NON-QUALIFIED

ANNUITY DATE:       MAY 01, 2062

FIRST ALLOCATION DATE:         MAY 05, 2017

INITIAL PREMIUM:         $125,000.00

MINIMUM AMOUNT OF ANY ADDITIONAL PREMIUM PAYMENT:         $50

MAXIMUM TOTAL PREMIUM (WITHOUT OUR APPROVAL):         $1,000,000

MINIMUM PARTIAL SURRENDER AMOUNT:         $200

MINIMUM ACCUMULATED VALUE:         $10,000

FIXED ACCOUNT

FIXED ACCOUNT GUARANTEED MINIMUM INTEREST RATE:     0.50%

FIXED ACCOUNT INITIAL EFFECTIVE INTEREST RATE:               1.00%

      GUARANTEED FOR 12 MONTHS FROM THE DATE OF ISSUE

DCA FIXED ACCOUNT GUARANTEED INTEREST RATE:         2.50%

ADDITIONAL BENEFITS

DETAILS OF THE FOLLOWING ADDITIONAL BENEFIT RIDER AND ITS CHARGE ARE GIVEN ON SEPARATE SCHEDULE PAGES:

      FORM ICC16 WR-RM-MADB - MAXIMUM ANNIVERSARY DEATH BENEFIT

THE FOLLOWING FORM IS INCLUDED AS PART OF THIS CONTRACT:

ICC16 WM-RT-FPVA-AMEND

ACCUMULATED VALUES IN THE VARIABLE ACCOUNT DEPEND ON THE INVESTMENT EXPERIENCE OF THE VARIABLE ACCOUNT.

CASH SURRENDER VALUES AND DEATH PROCEEDS ARE NOT LESS THAN THE MINIMUM BENEFITS REQUIRED BY SECTION 7 OF THE VARIABLE ANNUITY REGULATION, MODEL #250. THE GUARANTEED MINIMUM CASH SURRENDER VALUE FOR THE FIXED ACCOUNT IS EQUAL TO 87.5% OF THE PREMIUM ALLOCATED OR TRANSFERRED TO THAT ACCOUNT; LESS ANY SURRENDERS (EXCLUDING ANY SURRENDER CHARGES) DEDUCTED FROM THE FIXED ACCOUNT; ACCUMULATED AT 1.00% ANNUALLY.

THE INSURANCE DEPARTMENT OF THE STATE IN WHICH THIS CONTRACT WAS ISSUED MAY BE CONTACTED BY CALLING (999) 999-9999.

ANNUITANT: JOHN DOE	AGE: 50 SEX: MALE

ANNUITANT: JANE DOE	AGE: 50 SEX: FEMALE

CONTRACT NUMBER: LC1234567	DATE OF ISSUE: MAY 01, 2017

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Date of Issue:	MAY 01, 2017	Contract Number:	LC1234567

ANNUITANT:	JOHN DOE
ANNUITANT:	JANE DOE		FLEXIBLE PREMIUM
DEFERRED VARIABLE ANNUITY

CONTRACT CHARGES

MAXIMUM ANNUAL MORTALITY AND EXPENSE RISK CHARGE AS A

PERCENTAGE OF THE DAILY ACCUMULATED VALUE IN EACH SUBACCOUNT:         0.50%

SUBACCOUNT FEES THAT REDUCE THE NET INVESTMENT FACTOR

(SEE SECTION 9.3(4))

MAXIMUM ANNUAL FUND FACILITATION FEE:         0.50%

A FUND FACILITATION FEE MAY BE CHARGED AS A PERCENTAGE OF THE DAILY ACCUMULATED VALUE IN EACH SUBACCOUNT. THE CHARGE MAY CHANGE AT ANY TIME, AND IT MAY VARY BY SUBACCOUNT.

TRANSFERS (SEE SECTION 5.2)

NUMBER OF TRANSFERS AVAILABLE IN A CONTRACT YEAR WITHOUT CHARGE:         24

CHARGE FOR EACH EXCESS TRANSFER:         $25

SURRENDER CHARGES#

PREMIUM DURATION	PERCENT
IN YEARS	APPLIED
0	2%
1	1%
2	1%
3+	0%

# FREE SURRENDER PERCENTAGE:         10%

SEE SECTION 6.4 FOR A FULL DESCRIPTION OF THE SURRENDER CHARGE AND THE AMOUNT YOU MAY SURRENDER WITHOUT A SURRENDER CHARGE.

SETTLEMENT OPTION GUARANTEES (SEE SECTION 11.2)

GUARANTEED INTEREST RATE FOR OPTION 1:           1.50%

GUARANTEED INTEREST RATE FOR OPTIONS 2 AND 3:         1.50%

GUARANTEED INTEREST RATE FOR OPTIONS 4 AND 5:         2.50%

MORTALITY TABLE FOR OPTIONS 4 AND 5:         ANNUITY 2000 MORTALITY TABLE

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Contract Number:        LC1234567

1. DEFINITIONS

Accumulated Value. See Section 5.1.

Annuitant. The person(s) shown on page 3.

Annuity Date. The Annuity Date as shown on page 3.

Annuity Income. A series of periodic payments made under a settlement agreement to pay proceeds or benefits of this contract.

Application. The application(s) and all application supplements and amendments to the application.

Cash Surrender Value. See Section 6.1.

Contract Anniversary. The same month and day of each year after issue as in the Date of Issue on page 3.

Contract Year. The first Contract Year is the period of time from the Date of Issue until the first Contract Anniversary. Thereafter, Contract Year is the period of time from one Contract Anniversary to the next Contract Anniversary.

Date of Issue. The Date of Issue as shown on page 3.

DCA Fixed Account. See Section 5.3a.

Death Proceeds. See Section 7.1.

First Allocation Date. The date shown on page 3 when the Initial Premium is allocated to the subaccounts of the Variable Account and to the Fixed Account.

Fixed Account. See Section 10.1.

Full Surrender. See Section 6.2.

General Account. The General Account includes all assets we own that are not in the Variable Account or any other separate account of the Society. Allocations to the Fixed Account are maintained in the General Account.

Initial Premium. The Initial Premium as shown on page 3.

Issue Age. An Annuitant’s age as shown on page 3. It is an Annuitant’s age on his or her birthday nearest the Date of Issue.

Notice. A request signed by you or provided in another manner acceptable to us and received in good order by us at our Service Center.

Partial Surrender. See Section 6.3.

Qualified Plan. A contract governed by the requirements of Section 401, 403, 408 or 408A of the Internal Revenue Code, as amended.

SEC. Securities and Exchange Commission.

Service Center. The location where this contract is administered. The Service Center address is shown on page 1.

Valuation Day. Any day that the New York Stock Exchange is open for trading. Accumulation Unit Values are determined as of the close of trading on each Valuation Day.

Valuation Period. The period of time from the determination of Accumulation Unit Values on a Valuation Day to the determination of those values on the next Valuation Day.

Variable Account. A separate investment account which is registered with the SEC as a unit investment trust (see Section 9.1).

we, our, us, Society. Thrivent Financial for Lutherans.

you, your, yours. The owner(s) of this contract.

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Contract Number:        LC1234567

2. GENERAL PROVISIONS

2.1 ENTIRE CONTRACT. The Entire Contract consists of:

1)	This contract including any attached riders, amendments or endorsements;

2)	The Application attached to this contract; and

3)	The Articles of Incorporation and Bylaws of the Society and all amendments to them. Benefits will not be reduced or eliminated by any future amendments to our Articles of Incorporation or Bylaws.

2.2 CHANGE OF CONTRACT. No change to the provisions of this contract is valid unless it is made in writing and signed by our President or Secretary. The provisions of this contract will be construed to be consistent with federal tax rules that apply to annuity contracts. We reserve the right to amend this contract as necessary to maintain compliance with federal rules regarding qualification of this contract as an annuity, and state rules as they impact such qualification.

2.3 STATEMENTS IN THE APPLICATION. We will not use any statement to contest a claim or to have this contract declared invalid unless the statement is contained in the Application. All statements made in the Application are, in the absence of fraud, considered representations, not warranties.

2.4 INCONTESTABILITY. With respect to each Annuitant, we will not contest the validity of this contract after it has been in force during the Annuitant’s lifetime for two years from the Date of Issue except for fraud in the procurement of this contract, when permitted by applicable law in the state where this contract was issued.

2.5 MISSTATEMENT OF AGE OR SEX. If an Annuitant’s age or sex has been misstated, any amount payable will be that which the premiums paid would have bought at the correct age and sex. If we make any underpayment as a result of misstatement of age or sex, we will pay you the underpayment with interest compounded at the rate of 3% per year. If we make any overpayment, future payments will be reduced until we have recovered the amount of the overpayment plus interest compounded at 3% per year.

2.6 EXEMPTION FROM CLAIMS OF CREDITORS.

To the extent permitted by law, the proceeds of this contract and any payments we make under it will not be subject to the claims of creditors or to any legal proceedings.

2.7 FILING A DEATH CLAIM. Notification of death must be given to us at our Service Center. We will provide a claim form upon receiving the death claim notice. After we have received due proof of death, we will begin processing a beneficiary’s claim when we receive that beneficiary’s completed claim form.

2.8 PROOF OF SURVIVAL. As a condition of us making any payment that is dependent upon a person being alive, we may require proof that the person is living on the date of the payment.

2.9 DELAY OF PAYMENT. The Cash Surrender Value and Partial Surrenders will normally be paid within 7 days after we receive Notice of surrender. The Death Proceeds and Annuity Income will be paid as in Sections 7 and 8. However, we may delay payment of any portion of surrender amounts or Death Proceeds from the Variable Account while:

1)	The New York Stock Exchange is closed for trading; or

2)	The SEC requires that trading be restricted or declares an emergency.

We may delay for not more than six months payment of any portion of amounts surrendered from the Fixed Account.

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Contract Number: LC1234567
2. GENERAL PROVISIONS	(continued)

2.10 ANNUAL REPORT. We will give you a statement of the status of this contract at least once each year. This annual report will show:

1)	The beginning and end dates of the report period;

2)	The Accumulated Value at the beginning and end of the report period;

3)	The amounts that increased or decreased the Accumulated Value during the report period;

4)	The Cash Surrender Value at the end of the report period;

5)	The amount of Death Proceeds at the end of the report period; and

6)	Any other information required by state or federal law.

After the first annual report in each year, we may charge a fee of not more than $25 for each additional report that you request.

2.11 MAINTENANCE OF SOLVENCY. Benefits provided by this contract will not change. If the solvency of the Society becomes impaired, you may be required to make an extra payment. The Board of Directors will determine the amount of any extra payment. It will be based on each member’s fair share of the deficiency.

You may make the extra payment by an equivalent reduction in benefits or by a payment in cash. If you do not make the extra payment within 60 days from the date we notify you of your share of the deficiency, the amount will be charged as a debt against the contract with interest compounded at the rate of 5% per year. This provision does not apply to values in the Variable Account.

2.12 TERMINATION. This contract will terminate upon the earlier of the following dates:

1)	The date all Death Proceeds have been paid.

2)	After the Accumulated Value has been reduced to zero, the date all proceeds and benefits of this contract have been paid.

2.13 CONFORMITY WITH INTERSTATE INSURANCE PRODUCT REGULATION COMMISSION (IIPRC) STANDARDS. This contract was approved under the authority of the IIPRC and issued under IIPRC standards. If any provision of this contract is in conflict with the IIPRC standards in effect on the date of that approval, that provision is amended as of the Date of Issue to conform to those IIPRC standards.

3. MEMBERSHIP AND OWNERSHIP

3.1 MEMBERSHIP. The person(s) named in the Application as a member is a benefit member of the Society. Rights and privileges of membership are set forth in the Articles of Incorporation and Bylaws of the Society or in the Application. These rights and privileges are separate from the ownership of this contract.

3.2 OWNERSHIP. The Annuitant is the owner unless another owner is named in the Application or ownership is transferred under Section 3.4. If this contract has joint Annuitants, they are also joint owners unless ownership is transferred under Section 3.4. While an Annuitant is living and before the Annuity Date, the owner may exercise all rights set out in this contract. If there are multiple owners, all must act in concert to exercise ownership rights.

ICC16 W-WR-FPDA	page 8	WR0800IC

Contract Number:      LC1234567

3. MEMBERSHIP AND OWNERSHIP	(continued)

3.3 SUCCESSOR OWNER. If you are an owner who is not an Annuitant, you may name a successor owner who will become an owner of this contract if you die before any Annuitant and before the Annuity Date. If you do not name a successor owner or no successor owner survives you, then your estate will become an owner if you die before any Annuitant and before the Annuity Date. You may name or change a successor owner by giving Notice. The successor owner must be eligible under our Bylaws. Any designation of successor owner will be effective as of the date you sign the Notice or, if the Notice is not dated, on the date the Notice is received at our Service Center.

If an owner who is not an Annuitant dies before any Annuitant and before the Annuity Date, the Cash Surrender Value will be paid within five years of the date of the owner’s death to the surviving owners in proportion to each owner’s percentage of ownership. In lieu of receiving the Cash Surrender Value as a lump sum, owners may receive proceeds according to Section 11 Settlement Provisions. If your spouse is the sole surviving owner, then the spouse may elect, in lieu of receiving the Cash Surrender Value and to the extent permitted by law, to continue this contract in force as the owner. This election by a spouse may be made only once in this contract.

The Cash Surrender Value payable under this provision will be calculated at the end of the Valuation Period during which we receive proof of death. Once calculated, the Cash Surrender Value may continue to be subject to the investment experience of the Variable Account. When based on the investment experience of the Variable Account, the Cash Surrender Value may increase or decrease daily and is not guaranteed as to minimum dollar amount.

3.4 TRANSFER AND ASSIGNMENT. If this contract was issued as a Qualified Plan, then before the Annuity Date:

1)	Ownership may be transferred to a trust, custodian or employer, unless the plan is governed by Section 408 or 408A of the Internal Revenue Code;

2)	If the owner is a trust, custodian or employer, ownership may be transferred to the Annuitant; and

3)	Except as described above, this contract may not be sold, assigned, discounted or pledged as collateral for a loan or as security for performance of an obligation or for any other purpose to any person other than us.

If this contract is not a Qualified Plan, then before the Annuity Date:

1)	Ownership may be transferred subject to our approval, except that joint Annuitants who are also joint owners may not transfer ownership to a natural person; and

2)	This contract may be assigned as collateral.

Transfer of ownership will be effective as of the date you signed the Notice or, if the Notice is not dated, on the date the Notice is received at our Service Center. We are not responsible for the validity or effect of any transfer or assignment, and we are not liable for any payment made or action taken by us before we receive Notice. Society membership rights and privileges cannot be transferred or assigned.

ICC16 W-WR-FPVA	page 9	WR0900IC

Contract Number:      LC1234567

4. PREMIUMS

4.1 PREMIUM PAYMENTS. The Initial Premium is shown on page 3. It includes all amounts received by us before the First Allocation Date shown on page 3. Additional premiums must be at least the minimum amount shown on page 3 and may be paid at any time before the Annuity Date and while an Annuitant is living. Any premium that would result in total premiums paid on this contract of more than the maximum amount shown on page 3 must be approved by us.

Premiums are payable at our Service Center. Failure to pay premiums will not lapse this contract.

4.2 PREMIUM BILLING. We will send premium billings based on the amount and frequency of premium payments which you request. You may change the amount and, subject to our published rules, the frequency or method of billing by giving Notice. If we do not receive any premium payments for 24 consecutive months, we will stop billings.

4.3 ALLOCATION OF PREMIUMS. Premiums are allocated to subaccounts of the Variable Account and to the Fixed Account according to the premium allocation percentages you select for this contract. The Initial Premium is allocated on the First Allocation Date according to your selected premium allocation percentages. All other premiums are allocated at the end of the Valuation Period during which we receive them.

The premium allocation percentages on the Date of Issue are specified in the Application. You may change these percentages by giving Notice. Any change will be effective for each premium received with or after your notice. The sum of the premium allocation percentages must be 100% and each premium allocation percentage must be a whole number not greater than 100%. If necessary, we will adjust your allocation to eliminate fractional percentages. Except for any premium you dedicated to the DCA Fixed Account in the application for this contract (see Section 5.3a), no premiums may be allocated to the DCA Fixed Account.

5. ACCUMULATED VALUE

5.1 ACCUMULATED VALUE. On or before the Annuity Date, the Accumulated Value of this contract is equal to the sum of the accumulated values for this contract in subaccounts of the Variable Account and in the Fixed Account.

The accumulated value in any subaccount on a Valuation Day is equal to:

1)	The number of accumulation units for this contract in that subaccount (see Section 5.5);

Multiplied by

2)	The accumulation unit value for that subaccount (see Section 9.2).

The accumulated value for any day that is not a Valuation Day will be determined on the next Valuation Day.

The accumulated value in the Fixed Account (see Section 10.1) on any day is the sum of:

1)	Amounts allocated or transferred to the Fixed Account; and

2)	Interest credited to the Fixed Account;

Less	the sum of:

3)	All surrenders made from the Fixed Account;

4)	All rider charges taken from the Fixed Account; and

5)	All accumulated value transferred from the Fixed Account.

ICC16 W-WR-FPDV	page 10	WR1000IC

Contract Number:      LC1234567

5. ACCUMULATED VALUE	(continued)

5.2 TRANSFER OF ACCUMULATED VALUES. After the First Allocation Date and on or before the Annuity Date and while an Annuitant is living, you may transfer some or all of the accumulated values among subaccounts of the Variable Account and the Fixed Account. You do this by giving Notice. The transfer of accumulated values is subject to the following:

1)	The amount transferred from any subaccount cannot be less than the smaller of:

a)	$200; and

b)	The accumulated value in that subaccount.

2)	The amount transferred from the Fixed Account in any Contract Year, excluding any amount transferred from the DCA Fixed Account, may not exceed the greater of:

a)	$10,000; and

b)	50% of the accumulated value in the Fixed Account, excluding any accumulated value in the DCA Fixed Account, at the time the first transfer is made in that Contract Year.

3)	No accumulated values may be transferred to the DCA Fixed Account.

4)	The transfer will occur at the end of the Valuation Period during which we receive Notice.

5)	We reserve the right to limit the number of transfers in each Contract Year. However, you may make at least the number of transfers shown on page 4 in any Contract Year without charge. For each transfer in excess of that number in a Contract Year, excluding any automatic transfers according to Sections 5.3 and 5.4, a transfer charge of the amount shown on page 4 will be deducted from the amount transferred. All amounts transferred among the subaccounts and the Fixed Account during any Valuation Period are considered to be one transfer. The transfer charge will be deducted from the amount transferred from the subaccounts and Fixed Account according to the ratio of the amount transferred from each to the total amount transferred.

We may delay making transfers subject to the same conditions as in Section 2.9 Delay of Payment. If we delay making a transfer from the Fixed Account, we will disclose to you the specific date on which the transfer will be effective, the reason for the delay, and the value of the transfer as of the date we received Notice.

5.3 AUTOMATIC TRANSFERS - DOLLAR COST AVERAGING (DCA). On or before the Annuity Date, you may elect to have automatic transfers made from the DCA Fixed Account or from the Money Market Subaccount to one or more subaccounts.

5.3a DCA Fixed Account. In the application for this contract, you may have dedicated a premium to be allocated to a one-year DCA Fixed Account (see Section 10.1) for automatic monthly transfer to one or more subaccounts. If you elected this option, the guaranteed interest rate for the DCA Fixed Account is shown on page 3. Election of this option is subject to the following:

1)	Twelve transfers will be made to the subaccounts. The first transfer will be made on the later of the day the dedicated premium is received by us and the First Allocation Date shown on page 3. Subsequent transfers will be made on the same day of the month in the next eleven months;

2)	The amount transferred each month will be equal to the accumulated value in the DCA Fixed Account divided by the number of automatic transfers remaining; and

3)	If you terminate automatic transfers before the twelfth transfer is made, the accumulated value in the DCA Fixed Account will be transferred to the Money Market Subaccount or, if you request, to other subaccounts.

(continued)

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Contract Number:      LC1234567

5. ACCUMULATED VALUE	(continued)

5.3b MONEY MARKET. You may elect to have automatic periodic transfers made from the Money Market Subaccount to one or more subaccounts subject to the following:

1)	The transfer amount must be at least $200;

2)	Transfers will be made periodically as specified in your application for dollar cost averaging;

3)	Transfers will continue until the earlier of:

a)	The date the amount in the Money Market Subaccount is less than the total amount scheduled to be transferred on that date, at which time the remaining amount in the subaccount will be transferred; and

b)	The date we receive Notice to terminate automatic transfers.

5.4 AUTOMATIC TRANSFERS – ASSET REBALANCING. On or before the Annuity Date, you may elect to have amounts automatically transferred among the subaccounts so that accumulated values in the subaccounts are allocated among the subaccounts according to the rebalancing percentages that you select. The sum of the rebalancing percentages must be 100% and each rebalancing allocation percentage must be a whole number not greater than 100%. You may elect to have these transfers made annually, semi-annually or quarterly as specified in your application for asset rebalancing. Transfers will be made on a Valuation Day after all other transfers and allocations to or from the subaccounts.

5.5 NUMBER OF ACCUMULATION UNITS. The number of accumulation units for this contract in any subaccount may increase or decrease at the end of each Valuation Period. The number of accumulation units increases when, during the period:

1)	Premiums are allocated to the subaccount; or

2)	Accumulated value is transferred to the subaccount from other subaccounts or from the Fixed Account; or

3)	Upon an Annuitant Exchange (see Section 7.3), any excess of Death Proceeds over Accumulated Value is allocated to the subaccount.

The number of accumulation units decreases when, during the Valuation Period:

1)	Accumulated value is transferred from the subaccount to other subaccounts or to the Fixed Account; or

2)	Surrenders are applied against the subaccount; or

3)	Transfer charges are applied against the subaccount; or

4)	Rider charges are applied against the subaccount.

The increase or decrease in the number of accumulation units for this contract in any subaccount is equal to:

1)	The dollar amount allocated or transferred to or from that subaccount;

Divided by

2)	The accumulation unit value for that subaccount at the end of the Valuation Period during which the amounts are allocated or transferred.

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Contract Number:      LC1234567

6. SURRENDER

6.1 CASH SURRENDER VALUE. The Cash Surrender Value on any day is the greater of:

1)	The Accumulated Value minus any Surrender Charge (see Section 6.4); and

2)	The minimum value required by Section 7 of the Model Variable Annuity Regulation, Model #250 (see page 3).

There is no Cash Surrender Value if the Accumulated Value is zero.

6.2 FULL SURRENDER. On or before the Annuity Date and while an Annuitant is living, you may surrender this contract for its Cash Surrender Value by giving Notice. The surrender will be effective on the later of:

1)	The day we receive Notice; and

2)	The date you specify.

6.3 PARTIAL SURRENDER. On or before the Annuity Date and while an Annuitant is living, you may surrender a portion of the Accumulated Value by giving Notice. We will determine any Surrender Charge on the effective date of the surrender.

A Partial Surrender:

1)	Must be at least equal to the Minimum Partial Surrender Amount shown on page 3;

2)	Will reduce the Accumulated Value by the amount surrendered. This is the sum of:

a)	The amount you request;

b)	Any taxes that we withhold; and

c)	Any Surrender Charge.

The Partial Surrender will be taken from each subaccount of the Variable Account and the Fixed Account according to the ratio for this contract of the accumulated value in each subaccount and the Fixed Account to the Accumulated Value of this contract. With our approval, you may choose other allocations from the subaccounts and the Fixed Account;

3)	Must not reduce the contract’s remaining Accumulated Value to less than the Minimum Accumulated Value shown on page 3; and
4)	Will be effective on the later of:

a)	The day we receive Notice; and

b)	The date you specify.

6.4 SURRENDER CHARGE. A Surrender Charge will be applied to Full and Partial Surrenders. For the purpose of determining the Surrender Charge:

1)	An accumulated premium is calculated for each premium paid on this contract. Each premium is accumulated with its net gains and losses and reduced by its portion of surrenders so that the sum of all accumulated premiums equals the Accumulated Value;

2)	Surrenders reduce accumulated premiums in the order that the premiums were allocated to this contract (first-in, first-out order); and

3)	The duration of each accumulated premium is the number of full years since that premium was allocated to this contract (see Section 4.3 Allocation of Premiums).

The Surrender Charge schedule shown on page 4 will be applied to the amount surrendered based on the duration of the accumulated premium(s) reduced by the surrender.

However:

1)	For any surrender made more than three years after the Date of Issue, no Surrender Charge will be deducted from the portion of the amount surrendered which is paid under one of the following options (see Section 11.3 Election of an Option):

a)	Option 2 or 3 of Section 11.2 provided that:

i)	Payments will be made for at least as long as the greatest number of months remaining in any Surrender Charge schedule that otherwise would have applied; and

ii)	Proceeds are not subsequently withdrawn.

b)	Option 4 or 5 of Section 11.2 or any other life income option agreed to by us.

(continued)

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Contract Number:      LC1234567

6. SURRENDER	(continued)

2)	You may surrender without a Surrender Charge an amount up to the following:

a)	In the first Contract Year, the Free Surrender Percentage shown on page 4 multiplied by the Accumulated Value existing at the time the first surrender is made in that Contract Year.

b)	In each subsequent Contract Year, the Free Surrender Percentage shown on page 4 multiplied by the Accumulated Value existing at the start of that Contract Year.

6.5 WAIVER OF SURRENDER CHARGE. Upon your request (as specified below) and subject to our approval, we will waive the Surrender Charge if the surrender is made:

1)	During or within 90 days after the end of the confinement of an Annuitant or an Annuitant’s spouse in a licensed hospital, nursing home or hospice provided that confinement:

a)	Begins while this contract is in force; and

b)	Continues for at least 30 consecutive days.

A new 30-day confinement requirement will apply to each separate period of confinement. Periods of confinement are separate if:

a)	The confinement in a later period neither results from nor is contributed to by the same cause or causes as the confinement in a prior period; or

b)	The later period of confinement begins after a continuous period of six months during which the Annuitant or the Annuitant’s spouse was not confined in a hospital, nursing home or hospice.

We will require proof of confinement satisfactory to us.

2)	When an Annuitant or an Annuitant’s spouse has a life expectancy of twelve months or less. We will require proof satisfactory to us, including certification by a physician having the designation M.D. or a doctor of osteopathy having the designation D.O. acting within the legal scope of his or her license. The certifying physician or doctor may not be you or an Annuitant or a member of your family or an Annuitant’s family. We may, at our expense, obtain a second medical opinion. If the two opinions are in conflict, we will obtain a third opinion from a physician or doctor agreed upon by you and us.

You request waiver of the Surrender Charge by giving Notice either with or before your Notice to surrender. When we receive your Notice requesting waiver, we will inform you of our requirements for proof and send you any forms that we require to be completed. If we do not send the forms or requirements within 10 business days, you meet the requirement for proof by giving us written proof as described above.

We will not process the surrender until your request for waiver is approved or denied. If we deny your waiver request, we will notify you of the denial. Your surrender request will then be cancelled unless you accept the surrender with the Surrender Charge.

ICC16 W-WR-FPVA	page 14	WR1400IC

Contract Number:      LC1234567

7. DEATH PROCEEDS

7.1 DEATH PROCEEDS. We will pay the Death Proceeds to the beneficiary if:

1)	The death of an Annuitant, or the death of the first Annuitant to die if this contract has two Annuitants, occurs before the Annuity Date; and

2)	The Accumulated Value is greater than zero.

Death Proceeds are calculated at the end of the Valuation Period during which we receive at our Service Center due proof of death.

The amount of Death Proceeds is the greater of:

1)	The Accumulated Value; and

2)	The Standard Death Benefit (see Section 7.2).

Once calculated, Death Proceeds may continue to be subject to the investment experience of the Variable Account. When based on the investment experience of the Variable Account, Death Proceeds may increase or decrease daily and are not guaranteed as to minimum dollar amount. Beneficiaries may elect to receive Death Proceeds in a lump sum or according to Section 11 Settlement Provisions. Death Proceeds are not less than the minimum values required by Section 7 of the Model Variable Annuity Regulation, model #250.

7.2 STANDARD DEATH BENEFIT. The Standard Death Benefit on any day is equal to the adjusted sum of premiums determined as follows:

1)	As of the day a premium is received by us, the sum is increased by the amount of that premium.

2)	As of the day that a Partial Surrender is taken, the sum is decreased by the same proportion as the Accumulated Value was decreased by the amount taken.

If this contract has been continued under the Annuitant Exchange (see Section 7.3), then on any date after the Exchange Date, the adjusted sum of premiums will be determined using only premiums paid and Partial Surrenders taken on or after the Exchange Date. The Accumulated Value on the Exchange Date will be deemed a premium paid on that date for the purposes of this provision.

7.3 ANNUITANT EXCHANGE. If an Annuitant dies before the Annuity Date and that Annuitant’s spouse is the sole primary beneficiary, then the spouse may elect, in lieu of receiving Death Proceeds and to the extent permitted by law, to continue this contract in force as the Annuitant and owner effective on the date that Death Proceeds are calculated (the Exchange Date). Any excess of Death Proceeds over Accumulated Value on that day will be added to the Accumulated Value. This amount will be allocated to subaccounts of the Variable Account and to the Fixed Account according to the ratio of the accumulated value in each to the total Accumulated Value.

If the surviving spouse continues the contract as the Annuitant and owner, then all contract benefits will continue. The amount of those benefits will be determined using the Accumulated Value on the Exchange Date and the spouse’s age on the Date of Issue. The Annuitant Exchange may be elected only once in this contract. The spouse will have 60 days from the date we receive proof of death of the Annuitant in which to elect to receive proceeds or to continue the contract. If election to receive the Accumulated Value or to continue the contract is not made within 60 days, election of the Annuitant Exchange will be deemed to have been made on the Exchange Date.

ICC16 W-WR-FPVA	page 15	WR1500IC

Contract Number:      LC1234567

8. ANNUITY INCOME

8.1 ANNUITY INCOME. Prior to the Annuity Date, proceeds from death or surrender may be paid as Annuity Income (see Section 11.1).

Beginning on the Annuity Date, we will pay you Annuity Income if all Annuitants are living on that date and this contract is in force. The income will be the amount provided by the Cash Surrender Value on the Annuity Date. Unless you elect otherwise, the income will be determined according to Section 11.2 Optional Plans of Settlement using a guaranteed period of 10 years and Option 4 if one Annuitant is living on the Annuity Date or Option 5 if two Annuitants are then living.

9. VARIABLE ACCOUNT AND ACCUMULATION UNIT VALUES

9.1 VARIABLE ACCOUNT. Premiums and Accumulated Value may be allocated or transferred to subaccounts of the Variable Account. The Variable Account has subaccounts which invest in the corresponding underlying portfolios of one or more open-end management investment companies, each of which is registered with the SEC. Each subaccount purchases shares in a specific portfolio at net asset value.

At our sole discretion and to the fullest extent permitted by law, we may do one or more of the following:

1)	Substitute another portfolio or invest in a different investment company.

2)	Add, delete, combine or modify subaccounts.

3)	Restrict or prohibit additional allocations to subaccounts.

4)	Combine the Variable Account with another separate account.

5)	Invest in a different separate account.

We own the assets of the Variable Account. Income and realized and unrealized gains and losses from each subaccount of the Variable Account are credited to or charged against that subaccount.

Assets of the Variable Account at any time will be at least equal to the reserves and other liabilities of the Variable Account. These assets may not be charged with liabilities from any other business we conduct. We may transfer assets in excess of Variable Account reserves and liabilities to our General Account.

ICC16 W-WR-FPVA	page 16	WR1600IC

Contract Number:      LC1234567

9. VARIABLE ACCOUNT AND ACCUMULATION UNIT VALUES	(continued)

9.2 ACCUMULATION UNIT VALUE. The initial accumulation unit value for each subaccount was set when the subaccount was established. At the end of any subsequent Valuation Period, the accumulation unit value for a subaccount is equal to:

1)	The accumulation unit value for the subaccount at the end of the prior Valuation Period;

Multiplied by

2)	The Net Investment Factor (see Section 9.3) for accumulation unit values for the subaccount for that period.

Accumulation unit values are determined at the end of each Valuation Period before the transfer or allocation of any amounts to or from the subaccounts. The accumulation unit values may increase or decrease on each Valuation Day.

9.3 NET INVESTMENT FACTORS. The Net Investment Factor for a subaccount measures the investment performance of that subaccount. For each Valuation Period, the Net Investment Factor for a subaccount is determined by dividing (1) by (2) and then subtracting the sum of (3) and (4) where:

1)	Is the sum of:

a)	The net asset value per share of the corresponding portfolio at the end of the Valuation Period; plus

b)	The per share amount of any dividend or capital gain distribution made by the portfolio if the “ex-dividend” date occurs during the Valuation Period; plus or minus

c)	A per share charge or credit for any taxes reserved for that we determine to be a result of the investment operation of the portfolio.

2)	Is the net asset value per share of the corresponding portfolio at the end of the prior Valuation Period.

3)	Is the charge for mortality and expense risks that we deduct for each day in the Valuation Period and is based upon the daily accumulated value in each subaccount. This charge may also be based upon the total accumulated value in the subaccounts and is guaranteed not to exceed, on an annual basis, the Maximum Annual Mortality and Expense Risk Charge shown on page 4.

4)	Is the charge for any subaccount fee that reduces the Net Investment Factor (see page 4). We deduct this charge for each day in the Valuation Period based on the daily accumulated value in the subaccount.

ICC16 W-WR-FPVA	page 17	WR1700IC

Contract Number:      LC1234567

10. FIXED ACCOUNT

10.1 FIXED ACCOUNT. Premiums and Accumulated Value may be allocated to or transferred to the Fixed Account. Interest is compounded and credited daily on amounts in the Fixed Account. The Fixed Account Initial Effective Interest Rate shown on page 3 will be effective for at least 12 months from the Date of Issue. Subsequent interest rates will not be changed more often than once every 12 months. The effective annual interest rate will never be less than the Fixed Account Guaranteed Minimum Interest Rate shown on page 3.

The Fixed Account includes any amounts in the DCA Fixed Account (see Section 5.3a). A different interest rate may apply to the DCA Fixed Account. If you dedicated premium to the DCA Fixed Account in the application for this contract, the guaranteed interest rate for the DCA Fixed Account is shown on page 3. Except for any premium you dedicated in that application, no premiums or Accumulated Value may be allocated to or transferred to the DCA Fixed Account.

11. SETTLEMENT PROVISIONS

11.1 PAYMENT OF PROCEEDS. Proceeds from death or surrender are payable in a lump sum unless otherwise provided. Instead of a lump sum, proceeds from death or surrenders of $2,000 or more may be paid under a settlement option in Section 11.2 by means of a settlement agreement that we will issue.

11.2 OPTIONAL PLANS OF SETTLEMENT.

Proceeds payable under a settlement agreement may be paid under one of the following settlement options.

Option 1 – Interest Income. The proceeds may be left on deposit. Interest earned may be paid in cash at regular intervals or left to accumulate at interest. We will pay interest at a rate not less than the guaranteed interest rate shown for this option on page 4. All or part of these proceeds may be withdrawn upon request.

Option 2 – Income of a Fixed Amount. We will pay Annuity Income of a fixed amount at agreed upon intervals. The fixed amount must not result in a payment period that exceeds 360 months. We reserve the right to require a fixed amount that results in a payment period of at least 60 months. Interest will be credited on the unpaid balance at a rate not less than the guaranteed interest rate shown for this option on page 4. Income will be paid until the proceeds and interest are paid in full. After the first payment is made, this option may not be changed except as described in Section 11.5.

Option 3 – Income for a Fixed Period. We will pay Annuity Income for a fixed period not to exceed 360 months. We reserve the right to require a fixed period of at least 60 months. Interest will be credited on the unpaid balance at a rate not less than the guaranteed interest rate shown for this option on page 4. After the first payment is made, this option may not be changed except as described in Section 11.5.

Option 4 – Life Income with Guaranteed Period. We will pay Annuity Income for the lifetime of the annuitant of the settlement agreement. A guaranteed period of up to 360 months may be elected. If the annuitant dies during the guaranteed period, payments will be continued to the end of the period and will be paid to the agreement’s beneficiary. After the first payment is made, this option may not be changed except as described in Section 11.5.

Income will not be less than an income based on the mortality table and guaranteed interest rate shown for this option on page 4 using the sex and adjusted age of the annuitant on his or her birthday nearest the date of settlement.

(continued)

ICC16 W-WR-FPVA	page 18	WR1800IC

Contract Number:      LC1234567

11. SETTLEMENT PROVISIONS	(continued)

Option 5 – Joint and Survivor Life Income with Guaranteed Period. We will pay Annuity Income as long as at least one of the two annuitants of the settlement agreement is alive. A guaranteed period of up to 360 months may be elected. If one annuitant dies during the guaranteed period, payments will continue for the lifetime of the surviving annuitant. Before the first payment is made under this option, a reduction factor may be elected which will reduce any payments made after the guaranteed period by the elected reduction factor if only one annuitant is then living. Payments made during the guaranteed period will be larger if a reduction factor is elected. If both annuitants die during the guaranteed period, payments will be continued to the end of that period and will be paid to the agreement’s beneficiary. After the first payment is made, this option may not be changed except as described in Section 11.5.

Income will not be less than an income based on the mortality table and guaranteed interest rate shown for this option on page 4 using the sex and adjusted age of each annuitant on his or her birthday nearest the date of settlement.

Adjusted Age. As used in Options 4 and 5, adjusted age is the age of an annuitant on his or her birthday nearest the date of settlement minus the adjustment shown below:

Year of First Payment	Age Adjustment
2010-2019	1
2020-2029	2
2030-2039	3
2040-2049	4
2050-2059	5
2060-2069*	6

* For each succeeding decade, the age adjustment continues to increase by 1.

Option 6 – Other Options. The proceeds may be paid under any other settlement option agreeable to us.

Income provided under settlement options 2 through 6 above will not be less than the income that would be provided if the proceeds were used to buy a single premium immediate annuity contract that:

1)	Is offered by us at the time of settlement to the same class of annuitants; and

2)	Provides the same structure of benefits as the settlement option elected.

You may contact our Service Center for the amount of income that would be payable under any of the settlement options above.

11.3 ELECTION OF AN OPTION. For proceeds payable under a settlement agreement, a settlement option in Section 11.2 may be elected as follows:

11.3a Election of an Option upon Surrender. If you make a Full or Partial Surrender, you may elect a settlement option under which the surrender proceeds will be paid. Assignees and third-party owners may elect an option only with our consent. Partial Surrenders may not be paid under Option 1 of Section 11.2. Partial Surrenders paid under Option 2 or 3 of Section 11.2 must be for at least 10 years.

(continued)

ICC16 W-WR-FPDA	page 19	WR1900IC

Contract Number:      LC1234567

11. SETTLEMENT PROVISIONS	(continued)

11.3b Election of an Option upon Death. If Death Proceeds are payable (see Section 7.1) or the Cash Surrender Value is payable upon the death of an owner (see Section 3.3), the payee may elect a settlement option provided that:

1)	The Death Proceeds or Cash Surrender Value has not been paid;

2)	In accordance with Internal Revenue Code, either:

a)	The principal and earnings are completely distributed within 5 years after the date of death; or

b)	If the payee is a natural person who is a surviving owner or beneficiary, distribution of the principal and earnings is made by means of a periodic payment which:

i)	Begins within one year after the date of death; and

ii)	Is made over the life of the payee or over a period not extending beyond the life expectancy of the payee; and

3)	The manner of settlement has not been restricted before the owner’s death. However, if any such restriction is in conflict with the requirements of (2) above, the requirements of (2) will control.

11.3c Election of an Option for the Annuity Date. You may elect an option under which Annuity Income on the Annuity Date will be paid by giving Notice. The option must be elected before the Annuity Date. Assignees and third-party owners may elect an option only with our consent.

Election of any settlement option is subject to these conditions:

1)	Payments must not be less than $50; and

2)	Payments are made only at annual, semiannual, quarterly or monthly intervals.

If annuity payments would be or become less than $50, we reserve the right to change the frequency of payments to an interval such that payments are not less than $50.

11.4 SETTLEMENT AGREEMENT. A settlement agreement names the agreement’s annuitant(s), owner(s), and beneficiaries. A surviving beneficiary entitled to receive Annuity Income under a settlement agreement may designate a contingent beneficiary. Unless the owner of the agreement designates otherwise, a surviving beneficiary may surrender the present value of the remaining payments according to Section 11.5 Surrender of Annuity Income.

If an owner or annuitant of a settlement agreement dies after annuity payments have begun and before the entire interest in the settlement agreement has been distributed, the entire remaining interest must be distributed at least as rapidly as under the method of payment in effect as of the date of death.

11.5 SURRENDER OF ANNUITY INCOME. If we are paying Annuity Income under Options 2 or 3, the owner of the settlement agreement may elect to receive a full or partial surrender of the present value of the remaining payments, unless the income elected was irrevocable. If the owner elects to receive a partial surrender, the income will be reduced as follows:

1)	Under Option 2 the number of future payments will be reduced so that the present value of the remaining payments after the reduction is equal to the present value of the remaining payments immediately before the surrender less the partial surrender amount.

2)	Under Option 3 the amount of future payments will be reduced in the same proportion as the ratio of the partial surrender amount to the present value of the remaining payments immediately before the surrender.

(continued)

ICC16 W-WR-FPVA	page 20	WR2000IC

Contract Number:      LC1234567

11. SETTLEMENT PROVISIONS	(continued)

The present value of the remaining payments on any day is based on the interest rate used to determine the income payable plus 0.25%.

If we are paying Annuity Income under Options 4, 5, or any other life income option with a guaranteed period, then during the guaranteed period the owner of the settlement agreement may elect to receive a lump sum in lieu of continuing payments, unless the life income elected was irrevocable. The lump sum payable on any day is the present value of payments remaining in the guaranteed period. The value will be based on the interest rate used to determine the income payable plus 0.25%.

12. BENEFICIARY

12.1 BENEFICIARY. One or more beneficiaries of this contract are named in the Application. You may change the beneficiary by giving Notice while an Annuitant is living. The Notice must be received by us for the change to be effective. Unless you specify otherwise, the effective date of the change will be the date you signed the Notice or, if the Notice is not dated, the date it is received at our Service Center. We will not be liable for any payment made or action taken by us before we receive Notice.

12.2 SUCCESSION OF BENEFICIARIES. You may designate one or more beneficiaries to receive any Death Proceeds payable upon an Annuitant’s death. You will classify each beneficiary as primary or contingent. Upon the Annuitant’s death, we will pay any proceeds as follows:

1)	Proceeds will be paid to the primary beneficiaries who are then alive.

2)	If no primary beneficiaries are living, proceeds will be paid to the surviving contingent beneficiaries.

3)	If no beneficiaries survive, any Death Proceeds payable will be paid to you, if living, otherwise to your estate.

Other designations or successions of beneficiaries may be arranged with us. Any beneficiary who dies simultaneously with the Annuitant or within 15 days after the Annuitant dies and before any Death Proceeds have been paid will be deemed to have died before the Annuitant.

If this contract has joint Annuitants who are also joint owners, then each Annuitant will be the other Annuitant’s sole primary beneficiary.

12.3 SHARE OF PROCEEDS. Unless you specify otherwise, each beneficiary in the same class of beneficiaries will have an equal share in any Death Proceeds payable.

ICC16 W-WR-FPVA	page 21	WR2100IC

Contract Number:      LC1234567

13. DIVIDENDS

13.1 DIVIDENDS. Each year we will determine our divisible surplus. This contract’s share, if any, will be based on the amounts in the Fixed Account and will be credited as a dividend. Since we do not expect this contract to contribute to divisible surplus, it is not expected that any dividends will be credited.

13.2 DIVIDEND OPTIONS. You may choose to use dividends credited prior to the Annuity Date under any option which follows. After the Annuity Date, dividends will be paid in cash.

Cash. Dividends are paid in cash.

Payment of Premium. Dividends are applied as an additional premium payment and allocated to the Fixed Account.

13.3 AUTOMATIC DIVIDEND OPTION. Dividends will be applied under the Payment of Premium option unless a different option has been chosen in writing.

ICC16 W-WR-FPVA	page 22	WR2200IC

Contract Number:      LC1234567

ICC16 W-WR-FPVA	WR2300IC

Thrivent Financial for Lutherans	FLEXIBLE PREMIUM
A Fraternal Benefit Society • Appleton, Wisconsin 54919-0001	DEFERRED VARIABLE ANNUITY

Flexible premium deferred variable annuity.

Annuity Income payable at Annuity Date.

Standard Death Benefit included.

Death Proceeds payable at death of Annuitant before Annuity Date.

Return on investments reflected in contract benefits. Waiver of Surrender Charge benefit included.

Annual dividends payable if earned.